CONSENT

OF

INDEPENDENT PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Offering Statement on Form 1-A of our audit report dated January 28, 2026, with respect to the balance sheets of Frontieras North America as of September 30, 2025 and 2024, and the related statements of operations, changes in stockholders' equity/ (deficit), and cash flows for the years then ended, and the related notes to the financial statements, which report was previously included in the Company's Form 1-K filed with the U.S. Securities and Exchange Commission on January 29, 2026.

May 22, 2026

Calabasas, California